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                                             Exhibit 10.14

                         EMPLOYMENT AGREEMENT


     AGREEMENT entered into as of the 1st day of April, 1996, by and between Micros-to-Mainframes, Inc., a New York corporation with its principal place of business at 614 Corporate Way, Valley Cottage, New York 10989 (the "Company"), and Ramon Mota, residing at 311 West 56th Street, Apartment 29H, New York, New York (the "Employee").

                            W I T N E S S E T H :

     WHEREAS, the Employee and the Company are parties to an employment agreement effective October 31, 1994 ("October Employment Agreement") whereunder the Employee is engaged by the Company in the principal capacity of MTM Director of Advanced Technology;

     WHEREAS, the Company and the Employee are desirous of renegotiating the October Employment Agreement upon the terms and conditions contained herein, including, but not limited to, among other things, extending the term thereof and increasing the fixed compensation to Employee;

     WHEREAS, effective upon the execution hereof, the October
Employment Agreement shall be terminated;

     WHEREAS, the Company sells computer hardware and software, de signs and installs computer systems, provides computer consulting services and is engaged in the development of new products and new procedures to enhance its business;

     WHEREAS, the compensation to be paid to the Employee by the Company is at least in part dependent upon profits which may accrue to the Company through its ownership and/or operation of processes and procedures, involving trade secrets and proprietary information relating to its business;

     WHEREAS, the Company is engaged in a highly competitive business;
and

      WHEREAS, the Company must maintain its competitive position by protecting its inventions, trade secrets, patents, know-how, and proprietary information.

     NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable
consideration by each of the parties, the parties hereby agree as follows:
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     1.   Employment

          The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions set forth herein.

     2.   Term

          The term of this Agreement (the "Term") shall commence as of April 1, 1996 (the "Commencement Date") and conclude at 5:00 p.m. on the third anniversary of the Commencement Date; provided, however, that the term of this Agreement shall be automatically continued and extended for additional consecutive twelve month periods commencing upon such termination date, unless, at least thirty (30 ) days before the date of termination of the initial term of this Agreement or of any such extended term, the Company shall give the Employee, or the Employee shall give the Company, a notice in writing electing to terminate this Agreement as of such termination date.

     3.   Services To Be Rendered

          During the term of this Agreement, the Employee shall serve as either or both Co-President of the Company's to be created wholly-owned corporation ("Newco") which will acquire substantially all of the assets of Data.Com Results, Inc., a Connecticut corporation, and/or MTM Advanced Technologies, Inc. (the "Subsidiaries"), as determine d by the Company's Board of Directors in its sole discretion, and shall perform such duties as are determined from time to time by the Company's and the respective Subsidiaries' Board of Directors.
 Attached hereto as Exhibit "A" is the general job description for such position. Such job description shall not be deemed to be the sole responsibilities of Employees, which responsibilities shall be determined from time to time by the Company's and the respective Subsidiaries' Board of Directors. The Company hereby agrees that it will attempt to ensure that the Employee shall report to and be supervised by Howard Pavony, the Company's current President, for so long as Mr. Pavony remains as the Company's President or is engaged in a similar executive capacity. If Mr. Pavony ceases to b e the Company's President or to be engaged in a similar executive position, then the Employee shall report to the person then serving as the Company's President or Chief Executive Officer. If requested by Howard Pavony or his successor as provided above, Employee shall serve as an executive officer of one or more other subsidiaries of the Company and shall in the performance of such duties, comply with the policies of the Board of Directors of such subsidiary. If Employee shall during the term of this Agreement, he will serve in such capacity without further compensation. Unless prevented by death or disability, the

                                 -2-
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Employee shall devote his full business time, allowing for vacations and national holidays, as set forth in Sections 5(e) and (f) hereof, and illnesses, exclusively to the business and affairs of the Company, and shall use his best efforts, skill and abilities to promote its interests. In the course of rendering his duties hereunder, the Employee shall not be required to spend more than five overnights away from his home per calendar month. Nothing herein contained shall be construed as preventing the Employee from purchasing securities in any publicly held entity, if such purchases shall not result in his owning beneficially 2% or more of the equity securities of such company, provided such investment is not made in a company in competition with the Company.

      4.  Compensation

          For the services rendered hereunder, the Company shall pay and the Employee shall accept the following compensation:

(a) From the Commencement Date through the first anniversary of the Commencement Date, the Employee shall receive a base annual salary of $98,000; for the second year of the Term, the Employee shall receive a base annual salary of $105,000 and for the third year of the Term, the Employee shall receive a base annual salary of $115,000.

          (b) The Employee shall be entitled to a quarterly, non-cumulative bonus during the term hereof based upon the performance of MTM Advanced Technologies, Inc. and other divisions or subsidiaries of the Company providing advanced technology services, other than Newco through March 31, 1999, (the group upon whose performance the bonus is based is hereinafter referred to as the "Advanced Technology Group") in the event the average Advanced Tec thereof for the quarter, as determined by the Company's independent public accountants equals the amount set forth below:

ATG Average Monthly G.P.      ATG Quarterly G.P.        Bonus

More than $449,999 G.P.       More than $1,139,999
but less than $470,000 G.P.   but less than $1.170M     $1,500
More than $469,999 G.P.       More than $1,169,999
but less than $490,000         but less than $1.2M      $2,000
More than $489,999 G.P.       More than $1,199,999
but less than $510,000         but less than $1.260M    $2,500
More than $509,999 G.P.       More than $1,259,999
but less than $530,000         but less than $1.320M    $3,000
More than $529,999 G.P.       More than $1,319,999
but less than $550,000         but less than $1.350M    $4,000
More than $549,999 G.P.       More than $1,349,999
but less than $570,000         but less than $1.380M    $4,500
More than $569,999 G.P.       More than $1,379,999      $5,000
                                 -3-
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In addition, for each quarter in which the average ATG monthly G.P .
for such quarter exceeds $590,000, Employee shall be entitled to an additional bonus of $5, 000 for each full $20,000 increase in the actual average ATG monthly G.P. for such quarter over $590,000.

          (c) The Employee's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Employee, in accordance with the Company's prevailing salary payroll practices.

          (d) Employee shall receive options to purchase 5,000 shares of the common stock of the Company on each of December 1, 1996 and December 31, 1997 if Employee is employed hereunder at such respective time, vesting on December 1, 1997 and December 1, 1998, respectively, at the fair market value of such common stock at the close of business on December 1, 1996 and December l, 1997, respectively, as determined in good faith by the Board of Directors of the Company, expiring upon the earlier of five (5) years from the date such options is deemed received or Employee's termination of employment with the Company. Employee agrees to be bound by all tax withholding requirements with respect to such options and the exercise thereof and to execute such investment representation letters as counsel for the Company shall require in order to comply with applicable securities laws.

     5.    Benefits and Expenses

          (a) Nothing in this Agreement shall prevent the Employee from receiving or participating in, subject to the discretion of the Board of Direct ors of the Company, all fringe benefits such as medical, disability, hospital and health insurance plans, and profit sharing, pension and stock option plans, life insurance and other plans, if any, which the Company may generally make available to its executive employees. The Employee shall also be included in the
 Directors and Officers' indemnification insurance policy, if obtained.

          (b) In the event that the Employee's employment by the Company is terminated for any reason, the Employee shall have the right to purchase from the Company any insurance policies on his life owned by the Company for a price equal to the cash surrender value of the policies at the date of such termination, plus prepaid premiums.
The right to purchase shall exercised by the Employee by written notice to the Company not less than seven (7) days after the date of such termination, and the purchase price for such policies shall be paid by the Employee to the Company on the date of termination.

                                 -4-
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          (c)  During the term of this Agreement, the Company shall, upon presentation of proper vouchers, also reimburse the Employee for all reasonable expenses incurred by him directly in connection with his performance of services as an officer and employee of the Company.

          (d) The Company shall lease for the Employee a company car, costing the Company no more than $300 per month until the current leased vehicle being leased by the Company on Employee's behalf expires and thereafter a car reasonably chose n by the Company and the Employee, but costing the Company no more than $400 per month. The
 Company shall be responsible for all insurance for said car not to exceed $2,000 per year. The Employee shall be responsible for all maintenance for said car. The Employee represents that his driver's license is valid without restriction, and in the event his license is suspended, revoked or restricted, the Employee agrees to immediately inform the Company and discontinue his use o f the company car until such time , and any income taxes shall be the responsibility of the Employee . Notwithstanding anything contained herein to the contrary, Employee agrees to reimburse the Company for 50% of amount paid by the Company as a result of Employee exceeding the mileage amount permitted under the lease without the Company bearing any additional mileage charges.

          (e) The Employee shall be entitled to three (3) weeks of paid vacation per calendar year, provided that the Employee shall not take more than two consecutive weeks of vacation during any year.

(f) The Employee shall receive as paid days off all national holidays that the Company, pursuant to established policy, recognizes and observe following training and certifications not to exceed $10,000 per year:
                    (i) All prerequisite courses leading up to and including CISCO Certification;

               (ii) Enrollment in computer courses at Columbia University for the period ending March, 1998;
               (iii) Attendance at outside training classes up to 10 days per calendar quarter;

                                 -5-
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               (iv)      Attendance at training classes to obtain
Certification in client/server technology including SQL and Oracle and/or Sybase, provided the Company agrees in advance to the specific training desired by Employee; and

               (v) Training toward receiving Certification in Lotus Notes (if such Certification is deemed by the Company in its sole discretion to be necessary for the conduct of the Company's business).

     6.   Disability and Death

          If, during the term of this Agreement, the Employee becomes so disabled or incapacitated by reason of any physical or mental illness so as to be unable to perform the services required of him pursuant to this Agreement for a continuous period of twelve (12)
 months, then this Agreement shall terminate at the end of such twelve
(12) month period, provided that during such period, the Employee shall be paid the full salary, benefits, and expenses otherwise payable to him as set forth above, less the amount paid to the Employee from mandatory disability insurance for the period of such illness or incapacity. This agreement shall also terminate upon and as of the date of death of the Employee at any time during the term of this Agreement.

     7.   Covenants and Restrictions.

          The Employee covenants that, except in carrying out his duties hereunder, during the term of his employment and for a period of one (1) year following the date of termination of employment hereunder either for cause, as described in Section 10 below, or voluntarily by Employee (unless such longer period of time is specifically set forth herein):

          (a) Employee will not, directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory service s) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a "Person") that engages
Maine, New Hampshire, Vermont, Massachusetts, Rhode Island,
Connecticut, New York, New Jersey, Pennsylvania, Delaware and Maryland; provided, however, the above shall not be deemed to exclude Employee from acting as director of a corporation for the benefit of the Company with the consent of the Company's Board of Directors;
provided further, however, that the above shall not be deemed to prohibit Employee from owning or acquiring securities issued
                                 -6-
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by any corporation which neither directly nor indirectly
competes with the Company and whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, beneficially or otherwise, two (2%) percent or more of any class of any such corporation's outstanding capital stock.

          (b) Employee will not knowingly provide or solicit to provide to any Person or individual (i) any goods or services which are competitive with those provided by the Company or which would be competitive with the goods or services that the Company has planned to provide, or (ii) any goods or services to any customer of the Company. The term "customer" shall mean or services within the twenty-four (24) month period prior to the termination of Employee's employment hereunder. Notwithstanding anything herein to the contrary, no limitation shall be imposed on Employee hereunder with respect to any goods and services that the Company has planned to provide and which are not actually being provided at the time of the termination of Employee's employment hereunder or which are not actually provided within eighteen (18) months following the termination of Employee's employment hereunder.

          (c) Employee agrees that he shall not divulge to others , nor shall he use to the detriment of the Company or in any business or process of manufacture competitive with by the Company or any of its subsidiary or affiliated companies, at any time during his employment with the Company or d by him during the course of his employment with the Company relating to sales, salesmen, sales volume or strategy, customers, formulas, processes, methods, machines, manufactures, compositions , ideas, improvements or inventions belonging to or relating to the business of the Company , or its subsidiary or affiliated companies.

          (d) Employee will neither solicit, hire or seek to solicit or hire any of the Company's personnel in any capacity whatsoever nor shall Employee induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for Employee or otherwise.

          (e) Employee acknowledges that his breach of any of the restrictive covenants contained in this Section 7 may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Employee breaches or threaten s to breach any of the provisions of this Section 7, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in any court of competent jurisdiction, restraining Employee taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Section 7 is adjudicated to be invalid or unenforceable, this Section 7 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this
Section 7 in the jurisdiction in which such adjudication is made.

          (f)  The covenants and restrictions set forth in this
Section 7 shall be deemed null and void if the Company is in material breach of this Agreement at a time the Employee is not in material breach hereof, Employee has given the Company notice of s aid breach specifying the particulars thereof and the Company not curing said breach within 3 months of the delivery of such notice. The restrictions and covenants hereunder shall remain in full force and effect until the Employee gives the required notice and the lapsing, without cure, of said three month period.

             8. Proprietary Property

               (a) The Employee agrees that any and all inventions or improvements as well as any and all ideas, creations, know-how and methods of applying and putting into practice any inventions or improvements (all of the foregoing being hereinafter called
"Proprietary Property" and being more fully defined in subparagraph (b) below) that are created, developed, conceived of or discovered either
(i) by the Employee (solely or jointly with others) either in the course of his employment, on the Company's time, with the Company's materials or facilities, relating to any subject matter with which his work for the Company is or may be concerned, or relating to any business in which the Company or any of its subsidiaries or affiliated companies is involved, or (ii) by or for the Company, or (iii) by any independent individual or Person and thereafter acquired by the Company, and which are within the Employee's knowledge or procession in the case of (i) during and in the course of the Employee's employment hereunder in the case of (ii) or(iii) above, shall be, if created , developed, conceived of or discovered by the Employee, promptly disclosed to the Company, or shall be, if otherwise developed or acquired by the Company, received by the Employee as an employee of the Company and not in any way for his own benefit. Employee shall neither have nor obtain any right, title or interest in or to such Proprietary Property unless and until the Company shall expressly and in writing waive the rights that it has therein and thereto under the provisions of this sentence. With respect to any and all Proprietary Property that is invented, created, written, developed, furnished or produced by the Employee, or suggested by the Employee to the Company, during the term of the Employee's employment under this Agreement, Employee does hereby agree that all such Proprietary Property shall be the exclusive property of the Company, and that the Employee shall neither have nor retain any right, title or interest, of any kind therein and thereto or in and to any results or proceeds therefrom. At any time, whether during or after the tee request and at the expense of the Company, (A) obtain patents or copyrights on, or (B ) permit the Company to patent or copyright, any such Proprietary Property, whichever (A) or (B) is appropriate, and/or (C) execute, acknowledge and deliver any and all assignments, instruments of transfer, or other documents, that the Company deems necessary or appropriate to transfer to and vest in the Company all right, title and interest in and to such Proprietary Property and to evidence t he Company's ownership of such Proprietary Property, including, without limitation, taking all steps necessary to enable the Company to publish or protect said Proprietary Property by patents or otherwise in any and all countries and to render all such assistance as the Company may require in any patent office proceeding or litigation involving said Proprietary Property.
The Employee shall not, without limitation as to time or place, use any Proprietary Property except on Company business, during or after his period of employment, nor disclose the same to any other Person or individual except for disclosure on Company business or as may be required by law.

          (b) As used in this Agreement, "Proprietary Property" means proprietary technical information not generally known in the Company's industry and which is disclosed to Employee on sequence of or through his employment with the Company.

          (c) During or subsequent to the Employee's employment by Company, Employee will never, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

          9.   Prior Agreement

          Employee represents that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the exclusive benefit of his services.

          10. Termination Provisions

           In addition to, and not in lieu of, the termination provisions set forth in Section 6 hereof, the employment of the Employee hereunder may be terminated by the Company prior to the termination date of the initial term or any renewal term thereafter (as set forth in Section 2 hereof) in the event that the Employee is guilty of (i) reckless disregard to perform his duties as set forth in Section 3 herein, or (ii) willful misfeasance, or (iii) any act of dishonesty by the Employee with respect to the Company. Termination of the Employee's employment by the Company for either willful misfeasance or reckless disregard of his duties to the Company as to be rendered pursuant to Section 3 hereof shall constitute, and is referred to elsewhere herein, as termination for "Cause". Such termination of the Employee's employment hereunder for Cause shall be effective immediately upon delivery of written notice to the Employee setting forth the reason or reasons for such termination. Upon the termination of this Agreement in accordance with this Section 10, the Company shall not be obligate d to make any further payments hereunder to the Employee.

          11.  Directorship

          The Company agrees that within seven (7) days from the d ate this Agreement is executed, to cause Employee to be appointed a member of or the Term hereof. Employee agrees to resign from the Board upon termination hereunder.

          12.  Announcement

          Employee shall not make any announcement of this Agreement or give any details thereof without the consent of the Company or as otherwise require d by law. The Company agrees to announce Employee's engagement hereunder in conjunction with the closing of the Data.Com Results, Inc. acquisition or in the event such acquisition is not consummated in a timely fashion, at such time as the Company reasonably believes to be prudent.

          13.  Miscellaneous

          (a) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the
Employee, his heirs, executors, administrators, legatees and legal representative.

         (b) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason are declared invalid.

          (c) This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and performed in such State without application to the principles of conflicts of laws.

          (d) This Agreement and all rights hereunder are personal to the Employee and shall not be assignable, and any purported assignment in violation there of shall be null and void. Any person, firm or corporation succeeding to the business of the Comp any by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

          (e) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of the Employee's employment by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Employee's employment by the Company. No variation hereof shall be deemed valid unless in writing and signed by parties hereto,, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by a writing signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement by him or it to be performed shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

          (f) Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other.

          (g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any

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condition of this Agreement on the part of either party shall be effective any purpose whatsoever unless such waiver is in writing signed by such party.


          (h) The heading of the paragraphs herein inserted for convenience and shall not affect interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                   MICROS-TO-MAINFRAMES, INC.



                                   By: /s/ Howard Pavony
                                      ---------------------------
                                        Howard Pavony, President


                                      /s/ Ramon Mota
                                      --------------------------
                                        Ramon Mota